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Exhibit 3.3

CERTIFICATE OF DESIGNATIONS
OF SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK
OF
ILFC HOLDINGS, INC.

 Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

        THE UNDERSIGNED, being the Secretary of ILFC Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article IV of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation has adopted the following resolution, which resolution remains in full force and effect on the date hereof:

        RESOLVED, that there is hereby established a series of authorized preferred stock of the Corporation, having a par value of $0.01 per share, which series shall be designated as "Series A Mandatorily Redeemable Preferred Stock" consisting of 50,000 shares and having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

        1.    Designation and Amount.

        Fifty Thousand (50,000) shares of the preferred stock, par value $0.01 per share, of the Corporation are constituted as a series of the preferred stock and designated as Series A Mandatorily Redeemable Preferred Stock (the "Series A Preferred"). Shares of the Series A Preferred shall have a stated value of $1,000 per share (the "Stated Value").

        2.    Dividends.

          (a)    Right to Receive Dividends.    Holders of the Series A Preferred shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the DGCL, dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Holders of the Series A Preferred will not be entitled to any dividend, payable in cash, stock or other property, other than as set forth in this Section 2.

          (b)    Form of Dividend.    Any dividend payment made with respect to the Series A Preferred must be paid in cash out of funds legally available for such purpose.

          (c)    Dividend Rate.    The dividend rate on the Series A Preferred shall be    % of the Stated Value per share per annum (the "Dividend Rate"). If, at any time that any shares of the Series A Preferred are outstanding, a required dividend payment pursuant to this Section 2 shall not have been paid in full within three business days of the applicable Dividend Payment Date (as defined below), the Dividend Rate shall be increased by    % until such required dividend payments have been paid in full.

          (d)    Payment of Dividends.    Dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on March 31, June 30, September 30, and December 31 of each year, commencing on                        , 20    (each such quarterly payment date, a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue from the date of first issuance of the respective share of Series A Preferred (the "Issuance Date"), and, after payment of a dividend as required hereunder, from, and including, each Dividend Payment Date to, but excluding, the next Dividend Payment Date, based on the number of days elapsed and a 360-day year consisting of twelve 30-day months. The dividend payable on the first Dividend Payment Date with respect to any share of Series A Preferred shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the Issuance Date, up to and excluding such first Dividend Payment Date, computed on the basis of a 360-day year consisting of twelve 30-day months. Each dividend shall be paid to the holders of record of shares of the Series A Preferred as they appear on the books of the Corporation on a record date that shall be fixed by the Board of Directors, not more than 60 days nor fewer than 10 days preceding the respective Dividend Payment Date.

          (e)    Dividend Preference.    As long as any shares of Series A Preferred are outstanding, if full cumulative dividends on the Series A Preferred have not been paid, or declared and set aside for payment when due: (i) no dividends may be paid or declared or set aside for payment, or any other distribution made upon the Corporation's common stock, par value $0.01 per share (the "Common Stock") or any other stock ranking junior to the Series A Preferred as to payment of dividends or the distribution of assets upon dissolution, liquidation or winding up (any such stock, together with the Common Stock, being referred to hereinafter as "Junior Stock") other than a dividend or distribution paid in Common Stock or other Junior Stock; and (ii) neither the Corporation nor any of its subsidiaries shall repurchase, redeem or otherwise acquire for consideration (including pursuant to sinking fund requirements) any capital stock of the Corporation (except for the Series A Preferred).

        3.    Liquidation Preference.

        In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of the Series A Preferred at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, an amount equal to the Stated Value in cash plus any accrued and unpaid dividends to the date of liquidation (whether or not declared or due). If the assets and funds legally available for distribution among the holders of the Series A Preferred shall be insufficient to permit the payment of the full preferential amount to the holders of the Series A Preferred, then the assets and funds shall be distributed ratably among holders of the Series A Preferred in proportion to the number of shares of the Series A Preferred owned by each holder.

        After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series A Preferred will not be entitled to any further participation in any distribution of assets by the Corporation.

        4.    Voting Rights.

        Except as provided in this Section 4 or as required by Delaware law, the holders of the shares of Series A Preferred shall not have any voting rights. The holders of shares of Series A Preferred shall have the following voting rights:

          (a)    Election of Directors.    In the event that six quarterly dividends, whether consecutive or not, payable on the Series A Preferred are in arrears, or if the Corporation fails to redeem the then-outstanding shares of the Series A Preferred as required by Section 7 hereof, and until all dividends accumulated and in arrears on the Series A Preferred or all redemption payments, as the case may be, have been paid in full, the holders of the Series A Preferred (who will have one vote for each share held) shall have the right, voting separately as a class, to elect two directors to the Board of Directors at the next meetings of stockholders called for the election of directors. Any director elected by the holders of shares of Series A Preferred shall be referred to herein as a

  "Series A Preferred Director." A Series A Preferred Director shall hold office for a term expiring at the earlier of the Corporation's next annual meeting of stockholders or the time all such dividends accumulated and in arrears on the Series A Preferred or all redemption payments, as the case may be, have been paid in full. A Series A Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Series A Preferred, voting together as a single class. Upon any termination of the right of the holders of Series A Preferred to designate a Series A Preferred Director as herein provided, the Series A Preferred Director then serving on the Board of Directors will resign his or her office for the remainder of his or her term. Notwithstanding the foregoing, any designee for a Series A Preferred Director and any proposed successor of a Series A Preferred Director shall be subject to prior consultation with the Corporation's Nominating and Corporate Governance Committee of the Board of Directors, or the equivalent body thereof, and the results of such consultation must be taken into consideration in good faith by the holders of Series A Preferred.

          (b)    Certain Corporate Actions.    As long as any shares of Series A Preferred are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of 66 2/3% of the then-outstanding shares of Series A Preferred, voting separately as a class:

              (i)  create any class or series of stock ranking senior to or on a parity with the Series A Preferred, either in the payment of dividends or in the distribution of assets upon any bankruptcy, liquidation, dissolution or winding up of the Corporation;

             (ii)  create any class or series of stock that the Corporation may be required to redeem or repurchase before all of the shares of the Series A Preferred have been redeemed;

            (iii)  increase the number of authorized shares of Series A Preferred or issue any additional shares of Series A Preferred; or

            (iv)  amend or modify the powers, preferences, or rights of the Series A Preferred or amend, alter, or repeal any of the provisions of the Corporation's Certificate of Incorporation or Bylaws (including by merger or similar transaction) so as to eliminate the Series A Preferred or otherwise adversely affect the powers, preferences, or rights of the Series A Preferred.

        5.    Conversion

        Shares of the Series A Preferred may not be converted into shares of Common Stock or any other securities of the Corporation.

        6.    Optional Redemption.

          (a)    Redemption Price.    At any time on or after                        , 20    or upon a Change in Control of the Corporation (as defined below), the Corporation, at its sole option, may redeem shares of the Series A Preferred, in whole or in part, for cash out of legally available funds. The redemption price per share shall equal 100% of the Stated Value on the date of redemption plus an amount equal to all accumulated and unpaid dividends (whether or not declared or due) on such share on the date of redemption (the "Redemption Price").

          Upon surrender of the certificates (in accordance with the notice requirements described in Section 6(c) below) representing shares of Series A Preferred to be redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), each such share of Series A Preferred shall be redeemed by the Corporation at the Redemption Price. If fewer than all of the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          "Change in Control" means the occurrence of one or more of the following events:

              (i)  a person or entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons or entities shall have become the beneficial owner of a majority (by voting power or otherwise) of the securities of the Corporation ordinarily having the right to vote in the election of directors;

             (ii)  individuals who on the Issuance Date constitute the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a majority of the directors of the Corporation then still in office who were either directors on the Issuance Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office;

            (iii)  any sale, exchange or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to any person or entity or group of persons or entities (other than any wholly owned subsidiary of the Corporation); or

            (iv)  the merger or consolidation of the Corporation with or into another corporation or the merger of another corporation into the Corporation with the effect that immediately after such transaction any person or entity or group of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors.

          (b)    Selection of Shares to be Redeemed.    In the event that fewer than all of the outstanding shares of the Series A Preferred are called for redemption by the Corporation, the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Corporation or by any other method as may be determined by the Corporation in its sole discretion to be equitable.

          (c)    Notice of Redemptions.    Notice of redemptions shall be given by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series A Preferred to be redeemed and the number of such shares to be redeemed from such holder; (iii) the calculation of the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

          (d)    Status of Redeemed Shares and Cessation of Dividends.    From and after the close of business on any redemption date, (i) the shares of Series A Preferred that have been redeemed shall be retired and no longer considered outstanding, and thereafter such shares shall have the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once again designated as part of a particular series by the Board of Directors or a duly authorized committee thereof; (ii) dividends shall cease to accrue on the shares of Series A Preferred that have been redeemed; and (iii) if all of the shares of Series A Preferred held by any holder have been redeemed, the rights of such holders as holders of the Series A Preferred shall cease.

        7.    Mandatory Redemption.

        On                        , 20    , the Corporation shall redeem for cash from any source of funds legally available therefor, in the manner provided in Section 6 above, all of the shares of the Series A Preferred then outstanding at a redemption price equal to 100% of the Stated Value plus an amount equal to all accumulated and unpaid dividends (whether or not declared or due) on such shares on the date of redemption.

        8.    Preemptive Rights.

        No shares of Series A Preferred shall be entitled to any preemptive, subscription or similar rights in respect of any securities of the Corporation.

        9.    Transferability.

        No shares of Series A Preferred shall be sold, assigned or otherwise transferred (other than to an affiliate or subsidiary of the holder) unless (a) such sale, assignment or transfer involves at least one full share of Series A Preferred and (b) the Corporation shall have delivered to the holder its written approval of such sale, assignment or transfer, which approval may not be withheld unless the Corporation in good faith believes that the sale, assignment or transfer could adversely affect the tax, business, or competitive position of the Corporation or an affiliate thereof.

        10.    Record Holders.

        The Corporation and the transfer agent for the Series A Preferred may deem and treat the record holder of any shares of Series A Preferred as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

        11.    Notice.

        All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three business days after the mailing of such notice if sent by registered or certified mail with postage prepaid, addressed to the holder of Series A Preferred at the address of such holder of Series A Preferred as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred), or to such other address as the holder shall have designated in writing to the Corporation.

(Signature Page Follows)

        IN WITNESS WHEREOF, the Corporation has caused this certificate of designations to be duly executed by Hooman Yazhari, its Senior Vice President, General Counsel and Secretary, this    day of                        , 2012.

ILFC HOLDINGS, INC.
By:
Name:	Hooman Yazhari
Title:	Secretary

ATTEST:
By:
Name:
Title:

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  Exhibit 3.3
CERTIFICATE OF DESIGNATIONS OF SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK OF ILFC HOLDINGS, INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware